SEVERANCE AGREEMENT
This SEVERANCE AGREEMENT (the “Agreement”) is entered into February 13, 2024 (the “Effective Date”), by and between Cavco Industries, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Seth G. Schuknecht (“Executive”) (the Company and Executive are sometimes collectively referred to herein as the “Parties” and individually as a “Party”), all with reference to the following:
WHEREAS, the Company desires to employ Executive, and Executive is willing and able to accept such employment; and
WHEREAS, the Parties desire to set forth the terms and conditions regarding Executive’s termination of employment and the payment of any benefits associated therewith.
NOW, THEREFORE, in consideration of the promises and the mutual covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:
1.Defined Terms. Capitalized terms not otherwise defined shall have the meanings set forth in Exhibit A.
2.Termination of Employment. This Agreement and Executive’s employment shall terminate (i) at any time upon mutual written agreement of the Parties; (ii) by the Company, immediately and without prior notice, for Cause as provided in Section 2(a); (iii) by the Company for any reason not otherwise covered by clauses (i) or (ii) herein as provided in Section 2(b); or (iv) by Executive for any reason with advance written notice as provided in Section 2(e). There is no promised or contracted term of employment and either party may terminate the employment relationship at any time, subject to the following:
a.Termination for Cause; Voluntary Termination. At any time during the Executive’s employment, (i) the Company may immediately terminate Executive’s employment for Cause, and (ii) Executive may terminate his or her employment “voluntarily.” Upon the termination of Executive’s employment by the Company for Cause or by Executive’s voluntary termination, Executive shall be entitled to receive the Accrued Obligations. All other benefits, if any, due to Executive following Executive’s termination of employment pursuant to this Section 2(a) shall be determined in accordance with the plans, policies, and practices of the Company as then in effect; provided, that Executive shall not be entitled to any severance payments or benefits under this Agreement or any other agreement or severance plan, policy, or program of the Company (excluding any group health benefit plans). Executive shall not earn or accrue any additional compensation or other benefits under this Agreement following the Termination Date.
b.Termination Without Cause by the Company. At any time, the Company may terminate Executive’s employment without Cause. Upon the termination of Executive’s employment pursuant to this Section 2(b), Executive shall receive the Accrued Obligations. In addition, and contingent on Executive’s timely execution and non-revocation of the release agreement detailed in Section 2(d) herein, Executive shall be entitled to the following severance benefits:

i.Cash Severance. A cash severance payment (“Severance Payment”) equal to the sum of: (A) one (1) year of Executive’s base salary in effect as of the Executive’s Termination Date and (B) Executive’s annual target bonus amount as of the year of termination, subject to and in accordance with the terms of the Company’s Executive Leadership Team STI program. The Severance Payment shall be made during the sixty (60) day period following Executive’s Termination Date.
ii.Bonus Payment. A pro-rated bonus payment, for the period of time Executive was actually employed and worked during the fiscal year, equal to Executive’s annual target bonus amount as of the year of termination, subject to and in accordance with the terms of the Company’s Executive Leadership Team STI program. Payment of this pro-rated bonus will be made to Executive at the same time payment would have been paid had the Executive’s employment not been terminated.
iii.If Executive timely and properly elects continuation health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the COBRA premium required for Executive and Executive’s dependents (if any) under the Company’s group medical and dental plans for a period of up to twelve (12) months following the Termination Date (or until such earlier time as Executive obtains other health care coverage and/or ceases to be eligible for COBRA coverage) (the “COBRA Premium”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premium without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay Executive, on the first day of each calendar month, a cash payment equal to the gross amount of the applicable COBRA Premiums, including any taxed amounts. No payments will be made after the first anniversary of the Executive’s Termination Date.
c.Termination Due to Change in Control. When there is a Change in Control and Executive’s employment is terminated by the Company without Cause as a direct result of the Change in Control during the period between six months prior to or within twelve (12) months after a Change in Control, then Executive shall receive the Accrued Obligations and, additionally, contingent on Executive’s timely execution of the release agreement detailed in Section 2(d) herein, Executive will be entitled to the following Change in Control severance benefits in lieu of (and not in addition to) the amounts otherwise payable to Executive under Section 2(b):
i.Cash Severance. A cash severance payment (“Severance Payment”) equal to the sum of: (A) one (1) year of Executive’s base salary in effect as of the Executive’s Termination Date and (B) Executive’s annual target bonus amount as of the year of termination, subject to and in accordance with the terms of the Company’s Executive Leadership Team STI program. The Severance Payment shall be made during the sixty (60) day period following Executive’s Termination Date.
ii.Bonus Payment. A pro-rated bonus payment, for the period of time Executive was actually employed and worked during the fiscal year, equal to Executive’s annual target bonus amount as of the year of termination, subject to and in accordance with the terms of the Company’s Executive Ledership Team STI program. Payment of this pro-rated bonus will be made to Executive at the same time payment would have been paid had the Executive’s employment not been terminated.

iii.Any Awards awarded to Executive that remain outstanding as of the date of termination shall immediately vest in full, if not previously vested, and shall remain exercisable as provided in the Stock Incentive Plan, provided that any Award subject to performance goals shall vest at the target levels of performance (regardless of the otherwise applicable vesting or exercise schedules or performance goals provided for under the applicable Award Agreement).
iv.If Executive timely and properly elects continuation health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the COBRA premium required for Executive and Executive’s dependents (if any) under the Company’s group medical and dental plans for a period of up to twelve (12) months following the Executive’s termination of employment (or until such earlier time as Executive obtains other health care coverage and/or ceases to be eligible for COBRA coverage) (the “COBRA Premium”). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premium without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay Executive, on the first day of each calendar month, a cash payment equal to the gross amount of the applicable COBRA Premiums, including any taxed amounts. No such payments will be made after the first anniversary of the Executive’s Termination Date.
d.Release Agreement. Payment and/or provision of any severance benefits pursuant to Sections 2(b) or 2(c) of this Agreement is contingent on Executive’s execution, delivery, and non-revocation of an effective release of claims against the Company and certain related persons and entities in substantially the form attached hereto as Exhibit B (the “Release”), The Release must be executed (and not revoked) by Executive within the time specified in the Release (the “Release Period”).
e.Notice of Termination. Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written notice of termination to the other Party in accordance with this Section 2. Such notice shall indicate the specific termination provision in this Agreement relied upon and shall, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
3.Miscellaneous.
a.Executive’s Representations. Executive hereby represents and warrants to the Company that Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement, and is signing the Agreement voluntarily and with full knowledge of its significance.
b.Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either Party of any breach of the other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

c.Successors and Assigns. This Agreement shall be binding upon, enforceable by, and insure to the benefit of the Company, and its personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legaltees, but neither this Agreement, not any rights, payments or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by Executive.
d.Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; and (ii) notices sent by registered mail shall be deemed given two (2) days after the date of deposit in the mail.
If to Executive, to such address as shall most currently appear on the records of the Company.
If to the Company, to:
Cavco Industries, Inc.
3636 North Central Avenue, Suite 1200
Phoenix, AZ 85012
Attention: President & CEO
e.Governing Law and Consent to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Arizona or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Arizona to be applied. In furtherance of the foregoing, the law of the State of Arizona will control the interpretation and construction of this Agreement. Any action to enforce this Agreement must be brought in, and the Parties hereby consent to jurisdiction in, Maricopa County, Phoenix, Arizona. Each Party hereby waives the rights to claim that any such court is an inconvenient forum for the resolution of any such action.
f.Compliance with Section 409A. This Agreement and its payments and benefits are intended to comply with (or be exempt from) the requirements of Code Section 409A and will be interpreted and administered in accordance with such intention. In the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Code Section 409A, Executive consents to the Company adopting such conforming amendments or taking such actions as the Company deems necessary, in its discretion (and without an obligation to do so), to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to Executive will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to Executive or any other person if any amounts paid or payable are subject to the additional tax and/or penalties and/or interest under Code Section 409A.

i.Notwithstanding anything herein to the contrary, if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment that are considered a “deferral of compensation” within the meaning of Section 409A is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the portion of such payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) to the extent necessary to comply with Section 409A until the first business day to occur following the date that is six (6) months following the Termination Date (or the earliest date otherwise permitted under Section 409A). In the event that payments under this Agreement are deferred pursuant to this subclause (i) in order to prevent any accelerated tax or additional tax under Section 409A, then such payments shall be paid at the time specified under this subclause (i) without any interest thereon.
ii.Each payment made under this Agreement shall be considered to be a separate payment and not one of a series of payments for purposes of Section 409A.
g.Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
h.Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.
i.Entire Agreement. This Agreement constitutes the entire agreement between the Parties as of the Effective Date and supersedes all previous agreements and understandings between the Parties with respect to the subject matter hereof.
j.Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.
k.Section Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
a.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

The Parties have executed this Agreement as of the date first above written.
Company
Cavco Industries, Inc.
By:
Name: William C. Boor
Title: President & Chief Executive Officer

Executive

Seth G. Schuknecht

EXHIBIT A
DEFINED TERMS
1.“Accrued Obligations” shall mean, at any point in time and except as expressly provided herein, any amounts to which the Executive is entitled to payment but have not yet been paid to Executive including, but not limited to, each of the following (but only to the extent such amounts are vested, earned or accrued at the time of payment): Executive’s base salary (calculated as of the time of termination), accrued but unused vacation or paid time off, and any other payments, business expenses, retention bonuses, entitlements or benefits vested, earned or accrued but unpaid under applicable benefit and compensation plans, programs, and other arrangements with the Company and/or any of its subsidiaries.
2.“Act” shall mean the Securities and Exchange Act of 1934, as amended.
3.“Award” shall mean a Cash Award, Option, Restricted Stock Award, or Stock Unit Award as defined in the Stock Incentive Plan.
4.“Board” shall mean the Company’s board of directors.
5.“Cause” shall mean the occurrence of one or more of the following: (i) Executive’s malfeasance, or gross misconduct, or dishonesty that materially harms the Company or its stockholders; (ii) Executive’s conviction of a felony that is materially detrimental to the Company or its stockholders; (iii) Executive’s conviction of, or entry of a plea nolo contendere to a felony that materially damages the Company’s financial condition or reputation or to a crime involving fraud; (iv) Executive’s material violation of the Company’s Code of Ethics, including breach of duty of loyalty in connection with the Company’s business; (v) Executive’s failure to perform duties under this Agreement, after written/email notice to Executive of such failure by the Board and an opportunity to cure of at least thirty (30) days; (vi) Executive’s failure to reasonably cooperate with, or Executive’s impedance or interference with, an investigation authorized by the Board after written/email notice to the Executive of such failure/impedence/interference by the Board and an opportunity to cure of at least thirty (30) days; (vii) Executive’s failure to follow a legal and proper Board directive, after notice by the Board and a thirty (30) day opportunity to cure; or (viii) Executive’s misconduct or gross negligence pursuant to the Sarbanes-Oxley Act, if and to the extent such conduct triggers a material restatement of the Company’s financial results.
6.“Change in Control” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Act, whether or not the Company is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:
a.a third person, including a “Group” as defined in Section 13(d)(3) of the Act, becomes the beneficial owner of Shares having fifty (50) percent or more of the total number of votes that may be cast for the election of Directors; or
b.as a result of, or in connection with, a contested election for Directors, persons who were Directors immediately before such election shall cease to constitute a majority of the Board.
c.The Company transfers all or substantially all of its assets to another person or entity.
7.“Code” shall mean the Internal Revenue Code of 1986, as amended.

8.“Director” shall mean an individual who is a member of the Board.
9. “Section 409A” shall mean Code section 409A together with regulatory guidance promulgated thereunder, as amended from time to time.
10.“Share” shall mean a share of Cavco Industries common stock, par value $.01, and any share or shares of capital stock or other securities of Cavco Industries hereafter issued or issuable upon, in respect of or in substitution or in exchange for each present share. Such shares may be unissued or reacquired shares, as the Board, in its sole and absolute discretion, shall from time to time determine.
11.“Stock Incentive Plan” shall mean the Company 2005 Stock Incentive Plan as amended and approved by Company stockholders.
12.“Termination Date” shall mean the last date on which Executive is carried on the Company’s payroll as an employee.

EXHIBIT B
FORM OF RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made and entered into by Seth G. Schuknecht (“Employee”) and Cavco Industries, Inc. (the “Company”) on the date set forth below.
WHEREAS, Employee and the Company entered into a Severance Agreement dated February 13, 2024 (“Severance Agreement”); and
WHEREAS, pursuant to the terms of the Severance Agreement, Employee agreed to execute and deliver Company a written waiver and general release agreement as a condition precedent to Employee’s right to receive certain amounts under the Severance Agreement;
NOW, THEREFORE, in consideration of the promises and payments set forth in the Severance Agreement, to which Employee is not otherwise entitled, Employee agrees as follows:
1. Meaning of “Released Parties”: The term “Released Parties”, as used throughout this Agreement, includes the Company and all of its past and present shareholders, parents, subsidiaries, and affiliates, joint venturers, and other current or former related entities thereof, and all of the pastand present officers, directors, employees, agents, insurers, legal counsel, and successors and assigns of said entities.
2. Employee’s Release of Claims: In consideration for the severance payments and benefits provided for in the Severance Agreement and subject to Paragraph 4 of this Agreement, Employee, on behalf of himself/herself, his or her spouse (if any), representatives, agents, heirs, trusts and assigns, hereby unconditionally and irrevocably releases Released Parties to the maximum extent permitted by law, from any and all claims, debts, obligations, demands, judgments, or causes of action of any kind whatsoever, whether known or unknown that Employee has or may have had prior to the date of Employee’s execution of this Agreement for any action or omission by Released Parties and/or due to any matter whatsoever relating to Employee’s employment or cessation of employment with the Company. Without limiting in any way the foregoing general release, this release specifically includes the following:
a. All claims and causes of action arising under the following laws, as amended: Section 1981 of the Civil Rights Act of 1866; Title VII of the Civil Rights Act; the Americans with Disabilities Act; the Federal Family and Medical Leave Act; the Worker Adjustment and Retraining Notification Act; the National Labor Relations Act; the Labor Management Relations Act; the Fair Credit Reporting Act; the Employee Retirement Income Security Act of 1974; the Genetic Information Nondiscrimination Act of 2008; the Health Insurance Portability and Accountability Act; the Occupational and Safety Health Act; the Equal Pay Act; Executive Orders 11246 and 11141; the Consolidated Omnibus Budget Reconciliation Act of 1986; the Rehabilitation Act of 1973; the Electronic Communications Privacy Act of 1986 (including the Stored Communications Act); the Arizona Wage Statute, A.R.S. § 23-350, et seq.; the Arizona Civil Rights Act; the Arizona Employment Protection Act; the Arizona wage statutes; the Arizona Medical Marijuana Law; and the Arizona Constitution; and

b. All claims and causes of action arising under any other federal, state or local law, regulation or ordinance, including for employment discrimination on any basis, hostile working environment, retaliation, wrongful discharge, retaliatory discharge, constructive discharge, unsafe working conditions, breach of express or implied contract, breach of collective bargaining agreement, breach of implied covenant of good faith and fair dealing, fraud, detrimental reliance, promissory estoppel, defamation, negligence, negligent or intentional misrepresentation, invasion of privacy, defamation, libel, slander, battery, failure to pay wages, bonuses, commissions, attorneys’ fees, interference with economic gain or contractual relations, and intentional and negligent infliction of emotional distress or “outrage”; and
c. All claims and causes of action by Employee that Released Parties have acted unlawfully or improperly in any manner whatsoever.
Nothing in this Release shall be interpreted to release any claims to Employee’s post-employment benefits provided under the Severance Agreement, claims which may not be released as matter of law, or claims which arise under the terms of this Agreement or after the date on which Employee signs this Agreement, or to release Employee’s right, if any, to any vested benefits under any retirement plan or stock subscription agreements. Employee acknowledges that this Agreement constitutes a full settlement, accord, and satisfaction of all claims covered by this Release.
3. Age Discrimination in Employment Act; Older Workers Benefit Protection Act of 1990: In addition to the general release in Paragraph 2 of this Agreement, Employee is waiving and releasing any and all claims against Released Parties under the Age Discrimination and Employment Act (“ADEA”) that arose at any time during Employee’s employment with the Company, up to and including his last day of employment. This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, the Employee acknowledges and agrees that Employee has been provided a copy of this Agreement, has signed this Agreement voluntarily, and with full knowledge of its consequences. In addition, Employee hereby acknowledges and agrees as follows:
a. This Agreement has been written in a manner that is calculated to be understood, and is understood, by Employee;
b. The release provisions of this Agreement apply to any rights Employee may have under the ADEA up to the date Employee signs this Agreement;
c. The release provisions of this Agreement do not apply to any rights or claims Employee may have under the ADEA that arise after the date Employee signs this Agreement;
d. Employee has been advised that Employee should consult with an attorney prior to signing this Agreement;
e. Employee has been provided a period of twenty-one (21) calendar days (the “Review Period”) from Employee’s last day of employment with the Company to consider this Agreement. Employee may, but is not required to, accept and sign this Agreement before the expiration of the Review Period, but no earlier than Employee’s last day of employment with the Company. If Employee signs and returns this Agreement before the expiration of the Review Period, Employee agrees that Employee is knowingly and expressly waiving the time-period;

f. For a period of seven (7) calendar days following her signing of this Agreement, Employee may revoke this Agreement by providing written notice of any such revocation to the Company’s General Counsel, on or before the seventh day after Employee signs the Agreement. This Agreement shall become “effective” on the eighth calendar day after Employee signs it if it has not been revoked during the seven (7) day revocation period (the “Effective Date”);
g. Employee shall not be entitled to receive any severance benefits unless this Agreement is timely executed and returned to the Company on or by the end of the Review Period and there is no revocation during the revocation period described in Section 3(f) (“Revocation Period”); and
h. Employee may not sign this Agreement until after Employee’s last day of employment with the Company and the Agreement shall not be effective if the Employee executes the Agreement prior to such date.
4. Protected Rights: The Parties agree and acknowledge that the release and waiver set forth above shall not prevent Employee from participating in or cooperating with any local, state or federal agency, including the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or the Securities and Exchange Commission (“SEC”) investigation or charge of discrimination. The Parties further agree and acknowledge that nothing in the Agreement prevents or prohibits Employee from reporting to or filing a charge of discrimination with a local, state or federal agency, including the EEOC, NLRB or SEC. Employee understands that Employee has waived and released any and all claims for money damages and equitable relief that Employee may recover from Released Parties pursuant to the filing or prosecution of any administrative charge against Released Parties, or any resulting civil proceeding or lawsuit brought on his behalf for the recovery of such relief, and which arises out of the matters that are and may be released or waived by this Agreement. Employee also understands, however, that this Agreement does not limit Employee’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement also does not limit Employee’s right to receive an award for information provided to any government agencies.
5. Pension Plan: This Agreement shall not affect any vested rights Employee has under an ERISA pension benefit plan(s).
6. Medicare: Employee affirms, covenants, and warrants Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time of payment pursuant to this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences (i.e., the remaining sentences of this paragraph) apply. Employee affirms, covenants, and warrants Employee has made no claim for illness or injury against, nor is he aware of any facts supporting any claim against, the Released Parties under which Released Parties could be liable for medical expenses incurred by the Employee before or after the execution of this agreement. Furthermore, Employee is aware of no medical expenses which Medicare has paid and for which Released Parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys' fees, and the Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

7. Confidentiality and Non-Disclosure. Employee agrees and acknowledges that the Company has developed Confidential Information (as defined below) at great time and expense and further agrees that the Company has provided Employee with access to Confidential Information and specialized training. Employee covenants and agrees that, except to the extent Confidential Information becomes known to the general public other than by breach of Employee’s obligations: (a) Employee shall keep strictly confidential and not disclose to any person not employed by the Company any Confidential Information; and (b) Employee shall not use for Employee or for any other person or entity any Confidential Information.
“Confidential Information” means all confidential proprietary or business information related to the Company’s Business that was furnished to, obtained by, or created by Employee during Employee’s employment with the Company and which could be used to harm or compete against the Company. Confidential Information includes, by way of illustration, such information relating to: (a) the Company’s formulae and processes used to calculate and negotiate prices to be charged customers; (b) employee performance metrics and other personnel information; (c) the Company’s customers, including customer lists, preferences, contact information, and billing histories; (d) the Company’s finances, including financial statements, balance sheets, sales data, forecasts, and cost analyses; (e) the Company’s plans and projections for business opportunities for new or developing business, including marketing concepts and business plans; (f) the Company’s research and development activities, technical data, computer files, and software; and (g) the Company’s operating methods, business processes and techniques, services, products, prices, costs, service performance, and operating results.
Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Except as otherwise provided by law, Employee shall provide written notice of any such order to an authorized officer of the Company within 24 hours of receiving such order where possible, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company’s sole discretion.
8. Return of Company Property. Employee agrees to immediately return to Company all of Company’s property in Employee’s possession, regardless of the type or medium upon which it is maintained, including, but not limited to, employee information, customer lists, mailing lists, account information, price lists, pricing information, any phone cards, phones, cellular phones, computers, business plans and strategies, financial data or reports, memoranda, correspondence, software, contract terms, compensation plans, and any other documents pertaining to the business of the Company, or its customers or vendors, and any other documents, writings and materials that Employee came to possess or otherwise acquired as a result of and/or in connection with Employee’s association with the Company. Employee further represents and warrants that Employee has not retained any copies, electronic or otherwise, of such property. Should Employee later find any Company property in Employee’s possession, Employee agrees to return it immediately.
9. Governing Law and Venue: This Agreement will be interpreted and construed in accordance with the laws of the State of Arizona, insofar as federal law does not control, and venue as to any dispute regarding this Agreement, or interpretation thereof, shall be in Maricopa County, Phoenix, Arizona.

10. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal, or incapable of being enforced, then the Parties request that such court or panel modify such provision by “blue-penciling,” reforming or otherwise modifying the provision in order to render such provision not invalid, illegal or incapable of being enforced and then enforce the provision as modified. The Parties further agree that each provision of this Agreement is severable from each other provision of this Agreement
11. Modification of Agreement: This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by the Employee, and an authorized representative of the Company.
12. The Employee’s Representations: Employee warrants that Employee is over the age of eighteen (18) and competent to sign this Agreement; that in signing this Agreement Employee is not relying on any statement or representation by the Company that is not contained in this Agreement, but is relying upon Employee’s judgment and/or that of Employee’s legal counsel and/or tax advisor; that the Agreement was signed knowingly and voluntarily without duress or coercion in any form; and that Employee fully understands the same is a FULL and FINAL SETTLEMENT of any and all claims against Released Parties which have been or could have been asserted or on account or arising out of the Employee’s employment relationship with the Company or the actions of any of Released Parties. Employee further represents and certifies that Employee has been given a fair opportunity to review the terms of this Agreement and has determined that it is in the Employee’s best interest to enter into this Agreement.
13. Drafting and Construction: This Agreement may not be construed in favor of or against either the Employee or the Company (each, a “Party”) on the grounds that said Party was less or more involved in the drafting process.
14. Headings. Section, paragraph and other captions or headings contained in this agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.
15. Execution in Counterparts. This Agreement may be executed in one or more counterparts, none of which need to contain the signatures of each of the parties hereto and each of which shall be deemed an original.

ACCEPTED AND AGREED:

__________________________________ ________________________________
Seth G. Schuknecht Date

CAVCO INDUSTRIES, INC.

By:
Name: William C. Boor
Title: President and Chief Executive Officer